                                  EXHIBIT 99.1


[GRAPHIC OMITTED]                                               PacificHealth
                                                              LABORATORIES, INC.

FOR IMMEDIATE RELEASE:
----------------------


Contact: Lester Rosenkrantz
         Cameron Associates
         212-554-5486
         lester@cameronassoc.com


                PACIFICHEALTH LABORATORIES, INC. REPORTS YEAR END
                         AND FOURTH QUARTER 2004 RESULTS



ANNUAL REVENUES INCREASE 25%

         MATAWAN, NJ - APRIL 15, 2005 - PacificHealth Laboratories, Inc. (OTCBB:
PHLI), an innovative nutrition technology company, announced revenues of $6,807,271 for the year ended December 31, 2004 versus revenues of $5,453,571 for the same period in 2003. The Company reported a net loss of ($2,521,096), or ($0.25) per share for the year ended December 31, 2004 compared to a net loss of ($1,451,274), or ($0.20) per share, for the year ended December 31, 2003. For the three-month period ended December 31, 2004, revenues were $406,136 compared to revenues of $1,059,834 for the same period in 2003. In the fourth quarter of 2004, based on a comparison between the retail sell-through minimums and actual retail sell-through information provided by a certain customer, the Company adjusted its estimate and reversed approximately $376,000 in sales of its products that had been recorded as sales during the first nine-months of 2004. The Company incurred a net loss of ($1,935,091), or ($0.19) per share, for the three months ended December 31, 2004 compared to a net loss of ($514,989), or ($0.05) per share, for the same period in 2003. The net loss for the year and quarter ended December 31, 2004 includes a $679,000 (or $0.07 per share) write-off of excess NUTRIENT TIMING SYSTEM(R) ("NTS") inventory and a $137,138 (or $0.01 per share) write-off of patents associated with the NTS.

         In March 2005, the Company was informed by representatives of General Nutrition Corporation ("GNC") that GNC would discontinue the Company's NTS line of strength training products. Sales of NTS products to GNC were approximately $824,000 in 2004. The Company will seek to market this line of products through alternate channels such as gyms and specialty retailers as well as pursue potential licensing agreements with other sports nutrition companies. Given the uncertainty of selling the product in other channels of distribution, the Company determined that it was required to write off the value of its own inventory of NTS products of $679,000 at December 31, 2004 and write off the value of the patents held for this line of products in the amount of $137,138.

Significant accomplishments during 2004 included:

         o    Named David Mastroianni as CEO and President of the Company.

         o Launched ACCEL GEL(R), the first protein-powered gel based on the Company's patented 4-1 ratio of carbohydrates to protein.

         o Reported on the results of a new independent study that showed ACCELERADE(R) was superior to Gatorade(R) in improving endurance and reducing muscle damage post-exercise.

         o Expanded distribution of ACCELERADE ready-to-drink to GNC stores and distributors to health club, health food, and bicycle stores.

         o Increased our asset-based credit facility with USA Funding Ltd. of Dallas, TX to $1,000,000. At December 31, 2004, approximately $267,000 of this facility was outstanding.

         David Mastroianni, President and CEO of PacificHealth commented, "2004 was indeed a challenging year for us, particularly during the fourth quarter, where our available cash declined as a result of the seasonality of our endurance products business which typically is slow in this quarter. However, the Hormel Health Labs $1 million investment we announced in February 2005 provided the company with cash relief and, most importantly, a strategic relationship that has the potential to create significant value for PacificHealth shareholders."

         Mr. Mastroianni continued, "Our core business - sports nutrition for endurance athletes - was up over 10% in 2004 compared to 2003. Our strategy is to continue to grow this business by increasing the number of retail outlets where consumers can find our products and simultaneously accelerating sales from our current retail customer base. We are planning to step up our efforts in consumer marketing through sampling and events where we can best educate consumers about the performance and recovery benefits and demonstrate the great taste of our patented products. Also on the horizon for PacificHealth is the launch of a new diet product based upon our patented appetite suppression technology. We are currently exploring ways to get this technology to market, which could include licensing, co-branding, or other partnerships."

                                    - more -
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ABOUT THE COMPANY
-----------------

PacificHealth Laboratories, Inc., Matawan, NJ, was founded in 1995 to develop and commercialize functionally unique nutritional products for sports nutrition, weight loss and Type 2 diabetes. To learn more about PacificHealth Laboratories, Inc., visit: www.pacifichealthlabs.com.

FORWARD LOOKING STATEMENT:
This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements". These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects", "potentially" or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

SELECTED FINANCIAL DATA:
------------------------

                                     Three Months Ended                  Year Ended
                                   ----------------------           ----------------------
                                   12/31/04      12/31/03           12/31/04      12/31/03
                                   --------      --------           --------      --------
Revenues                           $406,415    $1,059,834         $6,807,271    $5,453,571
Net Operating Income (Loss)      (1,923,518)     (494,542)        (2,424,389)   (1,402,251)
Other Income (Expense)              (11,897)      (20,447)           (87,921)      (49,023)
Net Income (Loss)               ($1,935,415)    ($514,989)       ($2,521,096)  ($1,451,274)
Net Income (Loss) per Share
  Basic and Diluted                  ($0.19)       ($0.05)            ($0.25)       ($0.20)

Basic Weighted Average
  Shares Outstanding             10,237,045     9,522,784         10,234,068     7,094,334
Diluted Weighted Average
  Shares Outstanding             10,509,513    10,394,723         10,758,750     8,354,556

CONDENSED BALANCE SHEET

                                     ASSETS

                                        Dec. 31,                Dec 31,
                                            2004                   2003
                                       (Audited)              (Audited)
                                      ----------             ----------
Current assets:
  Cash and cash equivalents              $25,832             $1,798,703
  Accounts receivable, net               430,580                669,300
  Inventories                          1,760,064                738,062
  Prepaid expenses                       215,091                191,859
                                      ----------             ----------
       Total current assets            2,431,567              3,397,924

Property and equipment, net              111,273                 60,307

Patents                                        -                155,251
Deposits                                  34,394                 10,895
                                      ----------             ----------

       Total assets                   $2,577,236             $3,624,377
                                      ==========             ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable                                    $ 373,781      $  470,145
  Accounts payable and accrued expenses            1,580,094         376,693
  Advance payment from customers                     376,000               -
                                                  ----------      ----------
       Total current liabilities                   2,329,875         846,838
                                                  ----------      ----------

Stockholders' equity:
  Common stock, $0.0025 par value;
  authorized 50,000,000 shares; issued and
  outstanding: 10,237,045 shares at
  December 31, 2004 and 10,188,545 shares at
  December 31, 2003                                   25,592          25,471
  Additional paid-in capital                      15,778,865      15,788,068
  Accumulated deficit                            (15,557,096)    (13,036,000)
                                                  ----------      ----------
                                                     247,361       2,777,539
                                                  ----------      ----------

   Total liabilities and stockholders' equity     $2,577,236      $3,624,377
                                                  ==========      ==========

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